Exhibit 10.48

SETTLEMENT & MUTUAL RELEASE AGREEMENT
by and between
Agricon Global Corporation
and
James U. Jensen
June12, 2014 (the “Effective Date”)

This Settlement & Mutual Release Agreement (the “Agreement”) is executed on the Effective Date shown above by and between James U. Jensen with a place of business at 525 E. 100 S., Suite 275, Salt Lake City, Utah 84102 (“JUJ”) and Agricon Global Corporation, a Delaware Corporation with a place of business at 25 E. 200 South, UT 84043, City of Lehi, State of Utah (“Agricon”) (JUJ, and Agricon individually “Party” and together the “Parties”), and is intended to effect a settlement and mutual release between the Parties.

WITNESSETH:

Whereas JUJ has provided services to Agricon in the approximate amount of $66,031; and

Whereas Agricon granted JUJ options to purchase 80,000 shares of common stock; and

Whereas Agricon has no funds to pay amounts owed to JUJ; and

Whereas the board of directors of Agricon have approved Agricon to sell up to 14,000,000 shares of its common stock for up to $350,000; and

Whereas the Parties wish to keep an amicable and respectful relationship with one another;

NOW THEREFORE, in recognition of good and valid consideration the receipt and adequacy of which is hereby agreed, the Parties agree as follows:

1.           Partial Payment in Agricon Common Shares.  Agricon has agreed to issue and JUJ has agreed to accept as partial payment of amounts owed by Agricon, 301,469 shares of Agricon common stock.

2.           Partial Payment in Secured Notes Payable. Agricon has agreed to issue to JUJ or assigns a negotiable promissory note bearing 15% interest per annum  in the amount of $25,954 and secured by pledge of all assets of Agricon with perfection of the security interest in Agricon’s Commission River promissory note receivable (the “CR Note”) by deposit of the said CR Note in an escrow account  with JUJ or his law firm and JUJ has agreed to accept the note payable and collateral escrow arrangements as partial payment of the amounts owed by Agricon.

3.           Common Shares and Note Payable as Full Payment of Obligation.  JUJ agrees that the issuance of shares of Agricon common stock as set forth in section 1. above, together with the note payable and collateral escrow arrangement as set for in section 2. above, constitute settlement in full of any and all obligations of Agricon to JUJ and further JUJ agrees to cancel stock options that have been granted, to him, by Agricon.

4.           Mutual Release and Indemnification. JUJ expressly releases and holds harmless Agricon and its officers, directors and affiliates, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement.  Reciprocally, Agricon for its officers, directors and affiliates, expressly releases and hold harmless JUJ, from all liability for claims and/or damages of whatever nature related to or arising out of this Agreement.

5.           Corporate Authority, Good Standing.  Each of the Parties warrants and represents that it has legal authorization to enter into and to perform this Agreement.

6.           Governing Law and Arbitration and Miscellaneous. This Agreement shall be governed by  Utah law without reference to any “conflicts-of-laws” provisions and any dispute concerning the subject matter hereof, if not resolved by Arbitration shall be subject to the exclusive jurisdiction, and JUJ and Agricon respectively submit to the jurisdiction, of courts sitting in Utah.  Each of the foregoing agrees to submit any dispute hereunder to non-binding arbitration using commercial rules of the American Arbitration Association and using only one arbitrator sitting in Utah and only after an unreasonable and unjustified delay by any one of the foregoing  after a hearing on the dispute and rendering of a decision by the Arbitrator may the non-delaying party in the first instance or any other  party in the second instance seek judicial relief for any claim under this Agreement or dealing with the subject matter hereof.  This Agreement contains the entire agreement of the Parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written.  The Parties have attempted to limit the non-competition provision so that it applies only to the extent necessary to protect legitimate business and property interests.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

7.           Confidentiality.  The Parties agree to keep the terms and substance of this Agreement (including but not limited to any amounts of money paid pursuant thereto), and any of the underlying facts confidential and to refrain from disclosing the same at any future time, or to any other individual or entity whatsoever, except as Agricon may be required to report to the SEC and publicly disclose concerning this transaction and/or file with the SEC a copy of this Agreement.

----Signature Page Follows----

IN WITHESS WHEREOF, JUJ and Agricon have executed the Agreement as of the Effective Date above.

James U. Jensen

_______________________________

Agricon Global Corporation

By: _____________________________

Its: _____________________________

And

By: _____________________________

Its: _____________________________